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Q2 2024 Earnings Call

Company Participants

•	Kyle Ramachandran, President and Chief Financial Officer

•	William Zartler, Founder, Chairman, and Chief Executive Officer

•	Yvonne Fletcher, Senior Vice President, Finance and Investor Relations

Other Participants

•	Don Crist, Analyst, Johnson Rice

•	John Daniel, Analyst, Daniel Energy Partners

•	Luke Lemoine, Analyst, Piper Sandler

•	Stephen Gengarn, Analyst, Stifel

Presentation

Operator

Good day and welcome to the Solaris Second Quarter 2024 Earnings Conference Call. All participants will be in a listen-only mode. (Operator Instructions) Please note today’s event is being recorded. I would now like to turn the conference over to Yvonne Fletcher, Senior Vice President, Finance and Investor Relations. Please go ahead.

Yvonne Fletcher (BIO 16170769 <GO>

Thank you, operator. Good morning and welcome to the Solaris second quarter 2024 earnings conference call. Joining us today are our Chairman and CEO, Bill Zartler, and our President and CFO, Kyle Ramachandran. Before we begin, I’d like to remind you of our standard cautionary remarks regarding the forward-looking nature of some of the statements that we will make today. Such forward-looking statements may include comments regarding our previously announced acquisition of Mobile Energy Rentals, LLC, future financial results, and reflect a number of known and unknown risks.

Please refer to our press release issued yesterday, along with other recent public filings with the Securities and Exchange Commission that outline those risks. I would also like to point out that our earnings release and today’s conference call will contain discussion of non-GAAP financial measures which we believe can be useful in evaluating our performance. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Reconciliations to comparable GAAP measures are available in our earnings release, which is posted in the news section on our website. In addition, because this transaction is subject to shareholder approval at a special meeting, this communication and other materials are subject to certain proxy solicitation rules and guidelines.

I’ll now turn the call over to our Chairman and CEO, Bill Zartler.

William Zartler {BIO 17163399 <GO>}

Thank you, Yvonne, and thank you everyone for joining us this morning. During the second quarter, Solaris produced strong free cash flow, returned incremental cash to shareholders, and continued to deliver value to our customers. To recap our second quarter results, we generated $74 million in revenue, $21 million in adjusted EBITDA and $18 million of free cash flow. We returned $5 million to shareholders in dividends and recently announced a third quarter dividend of $0.12 share, which will result in approximately $183 million returned to shareholders through dividends and share repurchases since 2018.

After the quarter ended, we announced the transformative acquisition of Mobile Energy Rentals or MER that provides Solaris with an accretive entry into a new mobile distributed power product line with exposure to multiple end-markets both within and outside the oilfield. Our acquisition of MER not only adds a great team and a current contracted business but also provides us with the opportunity to invest primary capital to meet visible market demand for mobile distributed power.

Both Solaris and MER are currently at exciting inflection points. Solaris is coming off a successful growth capital program where we introduced a new complementary product offering that is helping us earn more dollars per frac crew we follow. Now that the build-out of this product line is complete, we are seeing a significant inflection in free cash flow generation. Our second quarter free cash flow of $18 million is the highest quarterly cash flow we’ve seen in four years, and we expect the core Solaris business will continue to generate significant free cash flow in future quarters as well. MER’s inflection point is in its growth trajectory. MER is seeing demand growth across multiple end-markets that underpins new growth investments in its mobile power generation assets. As a result, MER plans to more than triple its fleet size from roughly 150 megawatts today to approximately 500 megawatts by late next year.

To execute this growth plan, MER needs access to capital, field service, and corporate infrastructure, which Solaris can provide. Additionally, Solaris’ engineering and manufacturing capability provides further potential operational synergies, and our presence on one-third of the completion sites in the US, combined with longstanding relationship with US oil and gas operators and midstream companies, present attractive commercial cross-selling opportunities. The timing of this combination at our respective inflection points in cash flow and growth trajectory couldn’t happen at a better time, and we’re excited to share progress with you about our combined businesses after our anticipated closing in the third quarter of 2024.

Turning back to Solaris’ well site equipment rental business, I’ll give a brief overview of industry activity levels. During the second quarter, we saw the anticipated choppiness in US drilling and completions activity we referenced in our last earnings call, mostly due to a continued activity decline in natural gas-exposed basins as a result of low gas prices. Most of this decline appears to be behind us now, and we saw stabilization in gas-exposed activity and continued strength in oil basins such as the Permian. For the third quarter 2024, we expect activity levels to be relatively flat with the second quarter. As I mentioned earlier, the Solaris board recently approved our third quarter dividend of $0.12 share and I’d like to reiterate our commitment to shareholder returns. Solaris has an established track record of making strategic organic investments that drive earnings and cash flow growth. These investments have enabled Solaris to grow free cash flow and provide meaningful cash returns to shareholders, and throughout our most recent capital growth program, we continue to do both.

We believe the MER acquisition introduces another opportunity to invest in a growing new product line at attractive return and strengthen our ability to continue returning capital to our shareholders in the longer term. The diversification and growth of our pro forma earnings stream, combined with the longer-term nature of the distributed power contracts should support increased earnings power and cash flow resilience moving forward as compared to prior cycles. We will continue to focus on sustaining and growing our shareholder return programs, increasing our liquidity, strengthening our balance sheet, and executing on the right organic and inorganic opportunities that enhance our return on capital.

With that, I will turn it over to Kyle for a more detailed financial review.

Kyle Ramachandran {BIO 20136383 <GO>}

Thanks, Bill, and good morning everyone. I’ll start by recapping our second quarter financial and operational results and we’ll also provide a transaction update. Operating cash flow was $19 million after $1 million in capital expenditures, we generated $18 million in free cash flow from which we returned $5 million to shareholders and paid down $14 million of our revolving credit facility. We ended the second quarter with total debt on our revolving credit facility of $16 million and net debt of $11 million.

We ended the quarter with approximately $53 million of available liquidity. Our activity in the second quarter, as measured by fully utilized systems of 92, was down approximately 10% from the first quarter of 2024 and was in line with guidance. We follow an average of 56 frac crews, which was down from 64 frac crews in the first quarter of 2024. Ancillary services contribution improved in the second quarter sequentially due to an increase in fleets that utilized last-mile trucking services and an increase in tons delivered per day.

Excluding a $2 million benefit from a favorable property tax settlement in cost of service, total annualized contribution margin per fully utilized system was roughly flat sequentially at $1.1 million. On a per frac crew followed basis, total annualized contribution margin improved 6% sequentially to nearly $1.9 million as a larger percentage of well sites were serviced by multiple pieces of Solaris equipment. SG&A in the second quarter was approximately $8 million and included non-cash stock-based compensation of $2.7 million. Excluding the impact of the property tax settlement, working capital use was neutral. As mentioned, capital expenditures in the second quarter were approximately $1 million.

Turning to our guidance for the third quarter, as Bill mentioned, we expect us land completion activity to be relatively flat from average second quarter levels in the third quarter as natural gas weakness appears to have bottomed and oil prices continue to support stable activity in basins such as the Permian. We expect SG&A in the third quarter to be relatively flat sequentially at approximately $8 million. We expect the pro forma tax rate to be approximately 26% and the pre-transaction closed pro forma dilutive share count to be flat at 44.3 million shares. For the third quarter, we expect Solaris’ adjusted EBITDA to be roughly flat sequentially at $20 million to $21 million, excluding any impact from the transaction.

I will now provide a brief update on the MER acquisition timeline. We filed our definitive proxy this week and mailing has commenced of the proxy materials to our stockholders. A special meeting of our stockholders relating to the transaction is scheduled for August 30, 2024. We continue to expect the transaction to close in the third quarter subject to stockholder and HSR approval and the completion of other customary closing conditions. We’re excited about closing the acquisition and bringing the MER team on board.

With that, we’d be happy to take your questions.

Questions and Answers

Operator

Thank you. (Operator Instructions) Today’s first question comes from Luke Lemoine with Piper Sandler. Please go ahead.

Q	Luke Lemoine {BIO 15190258 <GO>}

Hi, good morning.

A	William Zartler {BIO 17163399 <GO>}

Good morning, Luke.

A	Kyle Ramachandran {BIO 20136383 <GO>}

Hi, Luke.

Q	Luke Lemoine {BIO 15190258 <GO>}

Bill, Kyle, hi, you both talked about 3Q and just kind of the interplay in the frac market, you know, I think you basically said you see it stabilizing. Bill, you always have a fairly pragmatic view, you know, what’s happening in the completion market. Wondering if you could just stretch out a little bit and maybe talk about how you see 4Q unfolding and then also maybe the beginning of ‘25 if you have any visibility at this point?

A	William Zartler {BIO 17163399 <GO>}

I think that, you know, right now it feels like budgets are sort of set. You’ve had the consolidation where you may be netting down one here, up one there. It just feels like this market has been pretty stable and I think the election may have something to do with it. More likely it’s about capital spending from the upstream sector. So I don’t see a radical change one way or another going into the first quarter of next year, you may see the gas activity pickup a little bit early next year, probably not in the fourth quarter yet. So I really don’t see anything that at this point tells me we’re going to have a, you know, radical shift one way or another.

Q	Luke Lemoine {BIO 15190258 <GO>}

Okay, perfect. That’s it for me. Thanks.

Operator

Thank you. (Operator Instructions) Our next question today comes from Stephen Gengaro with Stifel. Please go ahead.

Q	Stephen Gengaro {BIO 1506867 <GO>}

Thank you. Good morning, everybody. I guess maybe two for me. The — the first on -¬on the well site storage side you, the results were obviously very good, relative, I think, to the market. And what I was curious about is, I know you’ve talked in the past about kind of the potential for — for market share gains, given some of the new technology rollouts and the flexibility of the systems. Can you speak to that? Have -¬have you seen that? And — and maybe on top of that, what are sort of the key markets that you would most likely see that if there are any markets that kind of jump up?

A	William Zartler {BIO 17163399 <GO>}

Well, I think, you know, you’re — what you’re referring to is probably as we launched the top fill, you know, loading system, which allowed us to eliminate pneumatic trucks and bring in bigger loads, that’s really positioned us well to take on business in the Rockies. And we’re now doing some additional work up in the northeast and see, you know, the — the benefits of these larger loads means another one less, ten less trucks to deliver sand onto a well site, especially in those rural areas in the — in the northeast where the roads are narrow and it’s tough to do that. So I do see us, you know, continuing to — to see places where that actually works. There’s still been a momentum on, you know, wet sand as well. And, you know, it’s been, we’ve seen wins and loses on that, and our, and our technology continues to — to be positioned to take some of that, you know, with the, with the proximity mine. So I think it’s, you know, the market is, you know, like I said to Luke, it’s a little, it’s fairly stable. I mean, around the edges, we — we see where we can — we can win some business, and, and are doing so with our technology, but we’re not — they’re not going to see double-digit percentage changes in this business, I don’t think, for the next couple quarters.

Q	Stephen Gengaro {BIO 1506867 <GO>}

Thank you. And as far as exposure to the gas basins, I’m thinking Haynesville, and if, if, a, kind of where do you stand in Haynesville? And, b, if, if we were to start to see a pickup around sort of gas export, source gas, you guys generally get a little bit of an earlier look, I think, on the, on the completion side and kind of prepping for that. Have you seen, or when would you expect to maybe start to see an uptick around -¬around gas activity.

A	Kyle Ramachandran {BIO 20136383 <GO>}

I think, I will make a couple points. I, I don’t know that we have clear line of sight into pick up in say the Haynesville. I think Bill has very, very well spoken around just the flatness in — in the short term here. But I think what is important to highlight is the balance sheet is well prepared with a lot of torque. We’ve got undeployed assets, or assets that are ready to be deployed, that have been upgraded for, you know, the, the bucket and elevator compatibility. And so we’ve got a lot of torque inside of the company to be ready for an increase in activity, whether it be in the Haynesville or, or anywhere else. All of our assets, you know, are highly mobile and, you know, we’ve been able to redeploy those assets over the last ten years, depending on where market activity has been stronger. As, as Bill alluded to, we’ve, we’ve expanded significantly in the Rockies over the last couple of years. The Permian is still, you know, our largest base of activity. But I think what’s, what’s really compelling and sits within our business is, is a lot of untapped earnings that could be turned on quite quickly. And as we saw in the second quarter, and we’ve continued to see over multiple quarters here of late, is that free cash flow is really starting to build in, in this, this core, well site rental business. And so we, we see that continuing to be a strong driver of optionality for, for our company, as, as highlighted in what we’re doing with the MER acquisition. So I think whether it’s Haynesville or anywhere else, we’re ready to go. We’ve got capacity and we’ve got a motivated team that — that’s ready to continue to grow with customers.

Q	Stephen Gengaro {BIO 1506867 <GO>}

Great. Thank, thank you, Kyle. And then if, if I could just throw in one more. And I know this is a really early, early question, but when you look at the acquisition of US Silica and sort of their — their sandbox product, do you think that acquisition has any impact on you guys?

A	William Zartler {BIO 17163399 <GO>}

No. I mean, you are taking it private. It’s, it’s the same business. I don’t think that it’s going to change their position in the market.

Q	Stephen Gengaro {BIO 1506867 <GO>}

Okay, great. Now, I was just curious I thought that would be your answer, but I figured I’d ask. And I appreciate your time.

A	William Zartler {BIO 17163399 <GO>}

Thank you.

Operator

Thank you. And our next question today comes from John Daniel at Daniel Energy Partners. Please go ahead.

Q	John Daniel {BIO 16187320 <GO>}

Good morning. Thank you for including me. Bill and Kyle, Yvonne, this might be a little bit premature, but if you just kind of step back and think three to five years from now, what portion of the MER business would you like to see tied to stuff outside oil and gas? And do you think there’s an opportunity long term to take that international? Just your thoughts. Any work you’ve done there?

A	William Zartler {BIO 17163399 <GO>}

Well, I think our forecast is, our time horizon view is, is that out of year? I think we say it’s going to be 50-50. It may be a little heavily weighted to the, to the data center world. Those tend to be larger, larger chunks and larger installations. So, you know, it could be weighted heavier there. Absolutely, the, the growth of power globally is here. It’s here to stay. This equipment works very well in lots of places. It’s got compatibility with different fuels and can handle a, a relatively wide range of gas composition depending on where you need the power. So we’re not afraid to go outside, if, if that makes the most sense where we at this point solely focused, you know, in US, North America, and have a pretty good backlog of, of visibility to where the equipment will go to work, which we’ll be talking about in the, in the coming quarters — (multiple speakers).

Q	John Daniel {BIO 16187320 <GO>}

Fair enough. Just, just curious. That’s all I had. Thank you for including me.

A	Kyle Ramachandran {BIO 20136383 <GO>}

John — John, I would just add that the MER team has a pretty extensive experience in, in developing various power projects globally. So that’s a — that’s a critical asset that they bring to the deal as well.

Q	John Daniel {BIO 16187320 <GO>}

Okay, great. Good to know.

Operator

Thank you. And our next question today comes from Don Crist with Johnson Rice. Please go ahead.

Q	Don Crist {BIO 22723058 <GO>}

Good morning — good morning, guys. Just one for me on, on MER. Since the, the announcement of the acquisition, have, have you seen any kind of increased demand or interest amongst, you know, customers that, that may have been existing on the Solaris side? Just any kind of thoughts around demand? Has, has it picked up since you’ve announced the, you know, the, the deal?

A	William Zartler {BIO 17163399 <GO>}

Certainly, I mean, we, we clearly are in contact with a lot of folks, and we’ve had, you know, much dialogue going on since that acquisition about, about needs. The utilities continue to struggle especially in, in West Texas and New Mexico, on how we’re going to get the power to the installations and a lot of those are our current customers and trust our ability to, to get it to work. And, and so there has been that synergy that we talked about, I think is real, and we bring up, you know, MER is just really in their inflection point, as I said. So our team and our reach, both commercially and operationally, is going to — going to lead to a real benefit for the overall new Solaris going forward.

Q	Don Crist {BIO 22723058 <GO>}

I appreciate that. And Kyle, maybe one for you. Did, did I hear correctly that you’re still looking for HSR approval and, and any kind of milestones that you need to get through before you can close?

A	Kyle Ramachandran {BIO 20136383 <GO>}

Yes, we’re a couple weeks away from hearing back from the FTC regarding HSR, and we did file the definitive proxy. So that’s on file. We’ve got the shareholder votes set, so things are progressing well here, and just a couple more milestones to get to closing.

Q	Don Crist {BIO 22723058 <GO>}

I appreciate it. I’ll turn it back. Thanks, guys.

A	William Zartler {BIO 17163399 <GO>}

Thanks, Don.

A	Kyle Ramachandran {BIO 20136383 <GO>}

Thanks, Don.

Operator

Thank you. And this concludes our question and answer session. I’d like to turn the conference back over to the company for any closing remarks.

A	William Zartler {BIO 17163399 <GO>}

Thanks, Rocco. As I mentioned in last quarter’s call, this year marks Solaris’ ten-year anniversary since our founding. When I look back over the last decade, I’m amazed at what we’ve accomplished as a team as far — we far exceeded our original goals that we laid out. We’ve identified the next leg of the business tool with MER and believe we have the right business with the right people that can help position Solaris for the next ten years. I’d like to thank all of our employees, customers and suppliers for their continued partnership in making Solaris a success over the last decade. As we think about the next ten years, we’re excited about building new relationships and delivering both innovative solutions for our current business line customers and providing solutions that our new customers will highly value. Thank you all, and we look forward to sharing our progress with you in a few months.

Operator

Thank you, sir. This concludes today’s conference call. We thank you all for attending today’s presentation. You may now disconnect your lines and have a wonderful day.

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Forward Looking Statements

This publication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to, our business strategy, our industry, our future profitability, the volatility in global oil markets, expected capital expenditures and the impact of such expenditures on performance, management changes, current and potential future long-term contracts, our future business and financial performance and our results of operations, and the other risks discussed in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the U.S. Securities Exchange Commission (the “SEC”) on February 27, 2024. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to the factors discussed or referenced in our filings made from time to time with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Additional Information About the Proposed Transaction and Where to Find It

In connection with the proposed transaction, the Company filed a a definitive proxy statement on Schedule 14A on August 7, 2024 (the “Proxy Statement”), and has commenced mailing of proxy cards, prior to the special meeting, in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s special meeting scheduled for August 30, 2024. Additionally, the Company will file other relevant materials with the SEC in connection with its proposed transaction with the equityholders of MER. The materials filed or to be filed by the Company with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. Investors and security holders of the Company are urged to read the Proxy Statement on file with the SEC and other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction because they contain or will contain important information about the transaction and the parties to the transaction.

Participants in the Solicitation

The Company, MER and their respective directors, executive officers, other members of their management and their employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Company stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s Proxy Statement on file with the SEC and other relevant materials filed with the SEC in connection with the transaction when they become available. Information concerning the interests of the Company’s and MER’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, are set forth in the Proxy Statement relating to the transaction.

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This publication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.